SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS SECOND AMENDED AND RESTATED ADVISORY AGREEMENT dated as of June 3, 2010 is between Grubb & Ellis Apartment REIT, Inc., a Maryland corporation (the “Company”), and Grubb & Ellis Apartment REIT Advisor, LLC, a Virginia limited liability company (the “Advisor”).

WITNESSETH:

WHEREAS, the Company qualifies as a real estate investment trust (a “REIT”) as defined in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to make investments of the type permitted to qualified REITs under the Code and not inconsistent with the Charter of the Company (the “Charter”), and the Bylaws of the Company; and

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Directors of the Company (the “Board of Directors”), as provided herein; and

WHEREAS, the Company and the Advisor desire to amend and restate that certain First Amended and Restated Advisory Agreement, dated July 18, 2008, as amended on November 26, 2008 and July 17, 2009.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1. DEFINITIONS.

As used herein, the following terms shall have the meanings set forth below:

(a) “Acquisition Expenses” shall mean any and all expenses related to the Company’s selection, evaluation and acquisition of, and investment in properties, whether or not acquired or made, including, but not limited to, legal fees and expenses, travel and communications expenses, cost of appraisals and surveys, nonrefundable option payments on property not acquired, accounting fees and expenses, computer use related expenses, architectural, engineering and other property reports, environmental and asbestos audits, title insurance and escrow fees, loan fees or points or any fee of a similar nature paid to a third party, however designated, transfer taxes, and personnel and miscellaneous expenses related to the selection, evaluation and acquisition of properties.

(b) “Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with purchase, development or construction of any Property. Included in the computation of such fees or commissions shall be any real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

(c) “Advisor” shall mean Grubb & Ellis Apartment REIT Advisor, LLC, a Virginia limited liability company, any successor advisor to the Company, the Partnership or any person or entity to which Grubb & Ellis Apartment REIT Advisor, LLC or any successor advisor subcontracts substantially all of its functions.

(d) “Affiliate” shall mean: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

(e) “Asset Management Fee” shall mean an annual amount equal to the percentage of the Company’s Average Invested Assets set forth in Section 9(b).

(f) “Average Invested Assets” shall mean, for any period, the average of the aggregate Book Value of the assets of the Company invested, directly or indirectly, in real estate assets or equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

(g) “Book Value” of an asset shall mean the value of such asset on the books of the Company, before allowance for depreciation or amortization.

(h) “Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

(i) “Company” shall have the meaning set forth in the preamble of this Agreement.

(j) “Competitive Real Estate Commission” shall mean the real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

(k) “Contract Purchase Price” shall mean the amount actually paid or allocated to the purchase or improvement of Real Estate Assets, exclusive of Acquisition Fees and Acquisition Expenses.

(l) “Contract Sales Price” shall mean the amount actually paid or allocated to the Sale of a Property or Properties, exclusive of Disposition Fees.

(m) “Cumulative Return” shall mean a cumulative, non-compounded return equal to 8% per annum on Invested Capital commencing upon acceptance by the Company of an investor’s subscription.

(n) “Director” shall mean a member of the Board of Directors of the Company.

(o) “Fiscal Year” shall mean any period for which any income tax return is submitted by the Company to the Internal Revenue Service and which is treated by the Internal Revenue Service as a reporting period.

(p) “GAAP” means accounting principles generally accepted in the United States of America.

(q) “Gross Offering Proceeds” shall mean the total proceeds from the sale of Shares before deductions for Organizational and Offering Expenses. For purposes of calculating Gross Offering Proceeds, the purchase price for all Shares issued in the Company’s initial public offering, including those for which volume discounts apply, shall be deemed to be $10.00 per Share.

(r) “Gross Income From Properties” shall mean all cash receipts derived from the operation of the Company’s Property, excluding (i) tenant security deposits unless and until such deposits are forfeited upon a tenant default, and (ii) proceeds from insurance claims, condemnation proceedings, sales or refinancings.

(s) “Incentive Distribution Upon Listing” shall mean an amount equal to 15.0% of the amount, if any, by which (1) the market value of the outstanding Shares at Listing, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total distributions paid to Stockholders prior to Listing exceeds (2) the sum of the Invested Capital plus the Cumulative Return.

(t) “Incentive Distribution Upon Sales” shall mean an amount equal to 15% of the net proceeds from the sale of a Property after the Company has received and paid to Stockholders the sum of (i) Invested Capital, and (ii) any remaining shortfall in the Cumulative Return as described in Section 9(e).

(u) “Independent Directors” shall mean a Director who is not, and within the last two (2) years has not been, directly or indirectly associated with a Sponsor or the Advisor by virtue of (i) ownership of an interest in a Sponsor, the Advisor or their Affiliates, (ii) employment by a Sponsor, the Advisor or their Affiliates, (iii) service as an officer or director of a Sponsor, the Advisor or their Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three (3) real estate investment trusts organized by a Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with a Sponsor, the Advisor or any of their Affiliates. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with a Sponsor, the Advisor, any of their Affiliates or the Company. A business or professional relationship is considered material if the gross revenue derived by the Director from a Sponsor, the Advisor and Affiliates exceeds five percent (5%) of either the Director’s annual gross revenue during either of the last two (2) years or the Director’s net worth on a fair market value basis.

(v) “Invested Capital” shall mean the total proceeds from the sale of Shares. When a Property is sold, Invested Capital shall be reduced by the lesser of (i) the net sale proceeds available for distribution from such sale or (ii) the sum of (A) the portion of Invested Capital that initially was allocated to that Property and (B) any remaining shortfall in the recovery of Invested Capital with respect to prior sales of Properties.

(w) “Joint Venture” shall mean any partnership, limited liability company, business trust or other unincorporated organization through or by means of which the Company acts jointly with any Person or Affiliate to make an investment in Real Estate Assets.

(x) “Listing” shall mean the listing of the Shares on i) the New York Stock Exchange, the American Stock Exchange, or the National Market System of the Nasdaq Stock Market (or any successor to such entities), or ii) a national securities exchange (or tier or segment thereof) that has listing standards that the U.S. Securities and Exchange Commission has determined by rule are substantially similar to the listing standards applicable to securities described in Section 18(b)(1)(A) of the Securities Act of 1933, as amended. Upon such Listing, the Shares shall be deemed Listed.

(y) “Net Income” shall mean, for any period, total revenues applicable to such period, less the operating expenses applicable to such period other than additions to or allowances for reserves for depreciation, amortization or bad debts or other similar noncash reserves; provided, however, that Net Income shall not include any gain from the sale of the Company’s assets.

(z) “Organizational and Offering Expenses” shall mean those expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration and subsequently offering and distributing Shares to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts, expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, and accountants’, consultants’ and attorneys’ fees and expenses.

(aa) “Partnership” shall mean Grubb & Ellis Apartment REIT Holdings, L.P., a Virginia limited partnership.

(bb) “Property” or “Properties” shall mean any, or all, respectively, of the real property and improvements thereon owned or to be owned by the Company, directly or indirectly.

(cc) “Property Disposition Fee” shall mean a real estate disposition fee, payable (under certain conditions) to the Advisor and its Affiliates upon the sale of the Company’s Property as described in Section 9(e).

(dd) “Property Management Fee” shall mean any fee paid to an Affiliate or third party as compensation for management of the Company’s Properties as described in Section 9(c).

(ee) “Property Manager” shall mean an entity that provides property rental, leasing, operation and management services to the Properties owned by the Company, directly or indirectly. The Property Manager may be the Advisor, an Affiliate or a third-party property management firm.

(ff) “Person” shall mean any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.

(gg) “Prospectus” shall mean the final prospectus of the Company in connection with the initial registration of Shares filed with the Securities and Exchange Commission on Form S-11, as supplemented and amended from time to time.

(hh) “Real Estate Assets” shall mean any and all investments in: (i) Property whether directly or indirectly through owned or controlled subsidiaries and including amounts invested in Joint Ventures; and (ii) loans, or other evidence of indebtedness secured, directly or indirectly, by interests in Property.

(ii) “Sale” or “Sales” shall mean any transaction or series of transactions whereby: (A) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which results in the payment to the Company or the Partnership, directly or indirectly, of a significant amount of insurance proceeds or condemnation or similar award related to a Property; (B) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interests of the Company or the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which results in the payment to the Joint Venture, directly or indirectly, of a significant amount of insurance proceeds or condemnation or similar award related to a Property; or (D) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any loan or mortgage or any portion thereof (including with respect to any mortgage or loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such loan or mortgage and any event which gives rise to the payment of a significant amount of insurance proceeds or condemnation or similar award; or (E) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any other Real Estate Asset not previously described in this definition or any portion thereof.

(jj) “Shares” shall mean the shares of Common Stock of the Company.

(kk) “Sponsor” shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager of Company assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, consultants, accountants and underwriters whose only compensation is for professional services. A Person also may be deemed a Sponsor of the Company by:

(i)	taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;

(ii)	receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;

(iii)	having a substantial number of relationships and contacts with the Company;

(iv)	possessing significant rights to control Company properties;

(v)	receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or

(vi)	providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.

(ll) “Stockholders” shall mean holders of the Shares.

(mm) “Total Development Cost” shall mean, with regard to any Property acquired by the Company prior to or during the development or acquisition stages, all costs and expenses paid or incurred by the Company that are in any way related to the development of such Property, including, but not limited to, land and construction costs.

(nn) “Total Operating Expenses” shall mean the aggregate expenses of every character paid or incurred by the Company as determined under generally accepted accounting principles, including fees paid to the Advisor, but excluding:

(i)	the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares;

(ii) (iii) (iv)	interest payments; taxes; non-cash expenditures such as depreciation, amortization and bad debt reserves;

(v)	the Incentive Distribution upon Sales and the Incentive Distribution upon Listing; and

(vi)	Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition (whether by sale, exchange or condemnation) and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(oo) “Real Estate-Related Securities” shall mean any real estate-related securities investments transferred or conveyed to the Company or the Partnership, either directly or indirectly, or such investments the Board of Directors and the Advisor mutually designate as Real Estate-Related Securities to the extend such investments could be classified as either Real Estate-Related Securities or Properties.

(pp) “Offering Stage” shall mean the period from the commencement of the Company’s initial public equity offering through the termination of the Company’s last public equity offering prior to Listing. For purpose of this definition, “public equity offering” does not include offerings on behalf of selling Stockholders or offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in the Partnership.

2. DUTIES OF ADVISOR.

The Advisor shall consult with the Company and shall, at the request of the Board of Directors or the officers of the Company, furnish advice and recommendations with respect to all aspects of the business and affairs of the Company. In general, the Advisor shall inform the Board of Directors of factors that come to its attention which could influence the policies of the Company. Subject to the supervision of the Board of Directors and consistent with the provisions of the Charter, the Advisor undertakes to use its reasonable efforts to:

(a) Present to the Company a continuing and suitable investment program and opportunities to make investments consistent with the investment policies of the Company and the investment program adopted by the Board of Directors and in effect at the time and furnish the Company with advice with respect to the making, acquisition, holding and disposition of investments and commitments therefor. The Advisor is also obligated to provide the Company with the first opportunity to purchase any Class A income producing multi-family property which satisfies the Company’s investment objectives placed under contract by the Advisor or its Affiliates. If the Board of Directors of the Company does not vote to make such purchase within seven (7) days of being offered such property, the Advisor is free to offer such opportunity to any other Affiliates or non-Affiliates, as it so chooses. The Advisor shall use commercially reasonable efforts to identify potential investment opportunities consistent with the Company’s investment objectives and policies including but not limited to:

(i)	locating, analyzing and selecting potential investments in Real Estate Assets;

(ii)	structuring and negotiating the terms and conditions of acquisition and disposition transactions;

(iii)	arranging for financing and refinancing and making other changes in the asset or capital structure of the Company and disposing of and reinvesting the proceeds from the sale of, or otherwise deal with the investments in, Real Estate Assets; and

(iv)	entering into leases and service contracts, on the Company’s behalf, for Real Estate Assets and, to the extent necessary, performing all functions necessary to maintain and administer the Company’s assets.

(b) Manage the Company’s day-to-day operations to effect the investment program adopted by the Board of Directors and perform or supervise the performance of such other administrative functions necessary in connection with the management of the Company as may be agreed upon by the Advisor and the Company;

(c) Serve as the Company’s investment advisor in connection with policy decisions to be made by the Board of Directors and, as requested, furnish reports to the Board of Directors and provide research, economic and statistical data in connection with the Company’s investments and investment policies;

(d) On behalf of the Company, investigate, select and conduct relations with lenders, consultants, accountants, brokers, property managers, attorneys, underwriters, appraisers, insurers, corporate fiduciaries, banks, builders and developers, sellers and buyers of investments and persons acting in any other capacity specified by the Company from time to time, and enter into contracts with, retain and supervise services performed by such parties in connection with investments which have been or may be acquired or disposed of by the Company;

(e) Act as property manager or cooperate with a third party or affiliated Property Manager in connection with property management services and other activities relating to the Company’s assets, subject to the requirement that the Advisor, its Affiliate or the Property Manager, as the case may be, qualifies as an “independent contractor” as the phrase is used in connection with applicable laws, rules and regulations affecting REITs that own real property;

(f) Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Manager;

(g) Review, analyze and comment on the operating budgets, capital budgets and leasing plans prepared and submitted by the Property Manager and aggregate these property budgets into the Company’s overall budget;

(h) Review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(i) Upon request of the Company, act, or obtain the services of others to act, as attorney-in-fact or agent of the Company in making, acquiring and disposing of investments, disbursing and collecting the funds, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests securing investments;

(j) Assist in negotiations on behalf of the Company with investment banking firms and other institutions or investors for public or private sales of securities of the Company or for other financing on behalf of the Company, but in no event in such a way that the Advisor shall be acting as a broker, dealer or underwriter of securities of the Company;

(k) On behalf of the Company, maintain, with respect to any Real Estate Assets and to the extent available, title insurance or other assurance of title and customary fire, casualty and public liability insurance;

(l) At the direction of the Board of Directors, invest and reinvest any money of the Company;

(m) Provide the Company with all necessary cash management services;

(n) Supervise the preparation and filing and distribution of returns and reports to governmental agencies and to investors and act on behalf of the Company in connection with investor relations;

(o) Provide office space, equipment and personnel as required for the performance of the foregoing services as advisor;

(p) Advise the Company of the operating results of the Company’s properties, prepare on a timely basis, and review, for such properties, operating budgets, maintenance and improvement schedules, projections of operating results and such other reports as may be requested by the Board of Directors;

(q) As requested by the Company, make reports to the Company of its performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business of the Company;

(r) Prepare on behalf of the Company, or engage independent professionals to prepare, all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies, provided that the Company shall be responsible for the fees of such independent professionals;

(s) Undertake and perform all services or other activities necessary and proper to carry out the investment objectives of the Company;

(t) Undertake communications with Stockholders in accordance with applicable law and the Charter; and

(u) Enter into ancillary agreements with the Sponsor and its Affiliates to arrange for the services to be provided by the Advisor hereunder in accordance with this Agreement;

provided, however, that Affiliates of the Advisor have no obligations to the Company other than as expressly stated herein, and the Advisor and its Affiliates have no obligations to present to the Company any specific investment opportunity except as described herein and in the Prospectus. Notwithstanding the foregoing, the Advisor hereby represents and acknowledges that it will have fiduciary duties to the Stockholders and that the Company is making a statement to that effect in its registration statement filed with the Securities and Exchange Commission.

3. NO PARTNERSHIP OR JOINT VENTURE.

The Company and the Advisor are not, and shall not be deemed to be, partners or joint venturers with each other.

4. RECORDS.

The Advisor shall maintain appropriate books of account and records relating to services performed hereunder, which shall be accessible for inspection by the Company at any time during ordinary business hours.

5. ACTIONS RELATING TO REIT QUALIFICATION.

Notwithstanding any other provision of this Agreement to the contrary, the Advisor shall refrain from any action which, in its reasonable judgment or in any judgment of the Board of Directors of which the Advisor has written notice, would adversely affect the qualification of the Company as a REIT under the Code or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or its securities, or which would otherwise not be permitted by the Charter. If any such action is ordered by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Charter, and shall thereafter refrain from taking such action pending further clarification or instruction from the Board of Directors.

6. BANK ACCOUNTS.

At the direction of the Board of Directors, the Advisor may establish and maintain bank accounts in the name of the Company, and may collect and deposit into and disburse from such accounts any money on behalf of the Company, under such terms and conditions as the Board of Directors may approve, provided that no funds in any such account shall be commingled with funds of the Advisor. The Advisor shall from time to time, as the Company may require, render appropriate accountings of such collections, deposits and disbursements to the Board of Directors and to the auditors of the Company.

7. FIDELITY BOND.

The Advisor shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

8. INFORMATION FURNISHED TO THE ADVISOR.

The Board of Directors will keep the Advisor informed in writing concerning the investment and financing policies of the Company. The Board of Directors shall notify the Advisor promptly in writing of its intention to make any investments or to sell or dispose of any existing investments. The Company shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to its affairs as the Advisor may reasonably request.

9. COMPENSATION.

The Advisor and its Affiliates shall be paid for services rendered by the Advisor under this Agreement as follows:

(a) The Advisor or its Affiliates shall receive as compensation for services rendered in connection with the investigation, selection and acquisition of Real Estate Assets and Real Estate-Related Securities (by purchase, investment or exchange) funded by equity raised during the Offering Stage by the Advisory or its Affiliates, including any acquisitions completed after the end of the Offering Stage and/or termination of this Agreement or funded with net proceeds from a Sale, an Acquisition Fee payable by the Company. The total Acquisition Fees paid to the Advisor or its Affiliates shall not exceed (i) 3.0% of the Contract Purchase Price of Properties acquired directly or indirectly by the Company, (ii) 4.0% of the Total Development Cost of Properties developed by or on behalf of the Company for services provided by the Advisor, its Affiliates or sub-contractors thereof, and (iii) 2.0% of the origination price or purchase price of (A) Real Estate-Related Securities and (B) Real Estate Assets other than Properties, originated or acquired by the Company. At the Advisor’s discretion, a portion of the Acquisition Fee may be paid to third-party developers for services rendered. Acquisition Fees shall be payable on the acquisition of a specific Property, on the acquisition of a portfolio of Properties through a purchase of assets, controlling securities or by Joint Venture, by a merger or similar business combination or other comparable transaction, on the completion of development of a Property or Properties for the Company, or on the origination or acquisition of Real Estate-Related Securities or Real Estate Assets other than Properties. However, the total of all Acquisition Fees and Acquisition Expenses payable with respect to any Real Estate Assets and Real Estate-Related Securities shall not exceed 6.0% of the Contract Purchase Price of such Real Estate Assets or Real Estate-Related Securities, or in the case of a loan, 6.0% of the funds advanced, unless fees in excess of such amount are approved by a majority of the Directors not interested in such transaction and by a majority of the Independent Directors not interested in such transaction and which transaction is determined to be commercially competitive, fair and reasonable to the Company. Notwithstanding anything to the contrary herein, in the event the Advisor’s obligations in Section 2(a) herein terminate or are waived by the Company, the Advisor may, in its sole discretion, waive all or a portion of its rights under this Section 9(a).

(b) The Advisor shall receive as compensation for services rendered in connection with the management of the Company’s assets the Asset Management Fee. The Asset Management Fee shall be equal to 0.5% of Average Invested Assets, calculated monthly not to exceed one-twelfth of 0.5% of the Average Invested Assets of the Company as of the last day of the immediately preceding quarter. The Asset Management Fee shall be payable monthly in arrears by the Company in cash or in shares at the option of the Advisor, and may be deferred, in whole or in part, from time to time, by the Advisor (without interest); provided, however, that the Company’s obligation to pay the Asset Management Fee shall be subject to the Stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of Invested Capital and, effective January 1, 2009, the Advisor will waive the Asset Management Fee until the quarter following the quarter in which the Company generates funds from operations (“FFO”) sufficient to cover 100% of its distributions declared to its Stockholders for such quarter. For purposes of calculating FFO, non-recurring charges including, but not limited to, acquisition related expenses, amortization of deferred financing fees on the Company’s line of credit or other equivalent mezzanine financing, interest expense associated with the Company’s line of credit, the Company’s loan from NNN Realty Advisors, Inc. or other mezzanine loans, and gains or losses on future interest rate swaps, will be excluded.

(c) The Advisor, an Affiliate or an unaffiliated third party shall receive a monthly Property Management Fee of up to 4.0% of the monthly Gross Income from Properties.

(d) If the Advisor or an Affiliate provides a substantial amount of the services in connection with the Sale of one or more Properties the Advisor or an Affiliate shall receive a Disposition Fee equal to the lesser of (i) one-half of a Competitive Real Estate Commission or (ii) 1.75% of the Contract Sales Price of such Property or Properties. The Disposition Fee may be paid in addition to real estate commissions paid to non-Affiliates; provided, however, that the total real estate commissions paid to all Persons by the Company with respect to the Sale of such Property or Properties shall not exceed an amount equal to the lesser of (i) 6.0% of the Contract Sales Price of the Property or Properties or (ii) the Competitive Real Estate Commission.

(e) Upon the Sale of a Property by the Company, the Partnership will pay the Advisor an Incentive Distribution upon Sale equal to 15% of the net proceeds from the Sale after the Company has received and paid to the Stockholders the sum of (i) the Invested Capital, and (ii) any remaining shortfall in the Cumulative Return. If the Company, and in turn the Stockholders, have not received a return of Invested Capital or if there is a shortfall in the Cumulative Return after the Sale of the last Property and the Advisor previously has received Incentive Distributions, other than Incentive Distributions that have been repaid previously, the Advisor will repay to the Partnership a portion of those distributions sufficient to cause the Company, and in turn the Stockholders, to receive a full return of Invested Capital and the full Cumulative Return. In no event will the aggregate amount repaid by the Advisor to the Partnership exceed the aggregate amount of Incentive Distributions upon Sales that the Advisor previously received.

10. EXPENSES.

(a) In addition to the compensation paid to the Advisor or an affiliate pursuant to Section 9 hereof, the Company or the Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or an affiliate in connection with the services it provides to the Company and the Partnership pursuant to this Agreement, including, but not limited to:

(i)	the Company’s Organizational and Offering Expenses; provided, however, that within 60 days after the end of the month in which the Offering terminates, the Advisor shall reimburse the Company for any Organizational and Offering Expenses reimbursement received by the Advisor pursuant to this Section 10, to the extent that such reimbursement exceeds the maximum amount permitted or, at the option of the Company, such excess shall be subtracted from the next reimbursement of expenses to be made by the Company pursuant to this Section 10. The Advisor shall be responsible for the payment of all the Company’s Organizational and Offering Expenses in excess of the maximum amount permitted;

(ii)	Acquisition Expenses incurred in connection with the selection, evaluation and acquisition of Properties;

(iii)	the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor, other than Acquisition Expenses;

(iv)	interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)	taxes and assessments on income of the Company or its Real Estate Assets;

(vi)	costs associated with insurance required in connection with the business of the Company or by the Directors;

(vii)	expenses of managing and operating Properties owned by the Company, payable to the Property Manager, whether the Property Manager is an Affiliate of the Company or a non-affiliated Person.

(viii)	all compensation and expenses payable to the Independent Directors and all expenses payable to the non-Independent Directors in connection with their services to the Company and the Stockholders and their attendance at meetings of the Directors and Stockholders;

(ix)	expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, marketing and advertising expenses, taxes, legal and accounting fees, Listing and registration fees, and other Organizational and Offering Expenses;

(x)	expenses connected with payments of distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi)	expenses of amending, converting, liquidating or terminating the Company or the Charter;

(xii)	expenses of maintaining communications with Stockholders, including the cost of preparation, printing and mailing annual and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)	administrative services expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services for which the Advisor receives a separate fee);

(xiv)	transfer agent and registrar’s fees and charges paid to third parties; and

(xv)	audit, accounting, legal and other professional fees.

(b) Expenses incurred by the Advisor on behalf of the Company and the Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company and the Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Partnership within 45 days after the end of each quarter.

11. COMPENSATION FOR ADDITIONAL SERVICES, CERTAIN LIMITATIONS.

(a) If the Company shall request the Advisor or its Affiliates to render services for the Company other than those required to be rendered by the Advisor hereunder, such additional services, if the Advisor elects to perform them, will be compensated separately on terms to be agreed upon between such party and the Company from time to time in accordance with this Section. The rate of compensation for such services shall be approved by a majority of the Board of Directors, including a majority of the Independent Directors, and shall not exceed an amount that would be paid to nonaffiliated third parties for similar services.

(b) In extraordinary circumstances, the Advisor and its Affiliates may provide other goods and services to the Company if all of the following criteria are met: (i) the goods or services must be necessary to the prudent operation of the Company; and (ii) the compensation, price or fee must be equal to the lesser of the compensation, price or fee the Company would be required to pay to independent parties who are rendering comparable services or selling or leasing comparable goods on competitive terms in the same geographic location, or the compensation, price or fee charged by the Advisor or its Affiliates for rendering comparable services or selling or leasing comparable goods to third parties on competitive terms. In addition, any such payment will be subject to the further limitation described in paragraph (c) below. Extraordinary circumstances shall be presumed only when there is an emergency situation requiring immediate action by the Advisor or its Affiliates and the goods or services are not immediately available from unaffiliated parties. Services which may be performed in such extraordinary circumstances include emergency maintenance of Company Properties, janitorial and other related services due to strikes or lock-outs, emergency tenant evictions and repair services which require immediate action, as well as operating and re-leasing properties with respect to which the leases are in default or have been terminated.

(c) No reimbursement will be permitted to the Advisor or its Affiliates under Section 10(a) above for the salaries, fringe benefits, travel expenses and other administrative items of any controlling persons of the Advisor, its Affiliates or any other supervisory personnel except in those instances in which the Company believes it to be in the best interest of the Company that the Advisor or its Affiliates operate or otherwise deal with, for an interim period, a property with respect to which the lease is in default or terminated. Permitted reimbursements, except as set forth above, include salaries and related salary expenses for non-supervisory services which could be performed directly for the Company by independent parties such as legal, accounting, transfer agent, data processing and duplication. Controlling persons, for purposes of this Section, include, but are not limited to, those entities or individuals holding 5% or more of the ownership interests of the Advisor or a person having the power to direct or cause the direction of the Advisor, whether through ownership of voting securities, by contract or otherwise, and any person, irrespective of his or her title, who performs functions for the Advisor similar to those of: (a) chairman or member of the board of directors; or (b) president or executive vice president.

Notwithstanding the foregoing, and subject to the approval of the Board of Directors, the Company may reimburse the Advisor for expenses related to the activities of controlling persons undertaken in capacities other than those which cause them to be controlling persons. The Advisor believes that the employees of the Advisor, its Affiliates and controlling persons who perform services for the Company for which reimbursement is allowed pursuant to Section 11(b) have the experience and educational background, in their respective fields of expertise, appropriate for the performance of such services.

The Advisor and its Affiliates may not be reimbursed by the Company for their overhead, nor can overhead costs or expenses of the Advisor or its Affiliates be allocated to or paid by the Company. The foregoing reimbursements of expenses, as limited by this Agreement, will be made regardless of whether any cash distributions are made to the Stockholders.

12. STATEMENTS.

The Advisor shall furnish to the Company not later than the 30th day following the end of each Fiscal Year, a statement showing a computation of the fees or other compensation payable to the Advisor or an Affiliate of the Advisor with respect to such Fiscal Year under Sections 9 and 11 hereof. The final settlement of compensation payable under Sections 9 and 11 hereof for each Fiscal Year shall be subject to adjustments in accordance with, and upon completion of, the annual audit of the Company’s financial statements.

13. INTERNALIZATION OF THE ADVISOR.

The Company shall consider becoming a self-administered REIT once the Company’s assets and income are, in the view of the Board of Directors, including a majority of the Independent Directors, of sufficient size such that internalizing the management functions by the Advisor and the Property Manager is in the best interests of the Stockholders. In the event that the Board of Directors determines to internalize any management functions provided by the Advisor, neither the Company nor the Partnership shall pay any compensation or other remuneration to the Advisor or any Affiliate of the Advisor in connection with the internalization transaction. The provisions of this Section 13 are not intended to limit any other compensation or distribution the Company or Partnership may pay the Advisor in accordance with this Agreement or any other agreement, including but not limited to the Agreement of Limited Partnership of NNN Apartment REIT Holdings, L.P. (n/k/a Grubb & Ellis Apartment REIT Holdings, L.P.).

14. LISTING OF THE SHARES.

If this Agreement is terminated in connection with a Listing, the Advisor will receive, in exchange for terminating this Agreement and the giving up or waiving of its fees then earned but not paid and all future fees, the Incentive Distribution Upon Listing equal to 15.0% of the amount, if any, by which (1) the market value of the outstanding Shares at Listing measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total distributions paid to Stockholders prior to Listing exceeds (2) the sum of the Invested Capital plus the Cumulative Return. Upon payment of the Incentive Distribution upon Listing the Advisor’s “Incentive Limited Partnership Interests” (as defined in the Partnership’s Agreement of Limited Partnership) will be redeemed and the Advisor will not be entitled to any further Incentive Distributions upon Sales. In the event of such a termination of this Agreement, the Company shall thereafter be relieved of its obligation to pay the fees contemplated by this Agreement.

15. REIMBURSEMENT BY ADVISOR.

The parties acknowledge that pursuant to the “Statement of Policy Regarding Real Estate Investment Trusts,” as revised and adopted by the North American Securities Administrators Association on May 7, 2007, Total Operating Expenses of the Company shall be deemed to be excessive if in any Fiscal Year they exceed the greater of (a) 2% of the Company’s Average Invested Assets for such Fiscal Year; or (b) 25% of the Net Income for such Fiscal Year. The Independent Directors shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations. Within 60 days after the end of any fiscal quarter of the Company for which Total Operating Expenses (for the 12 months then ended) exceed 2% of Average Invested Assets or 25% of Net Income, whichever is greater, the Company shall send to the Stockholders written notice of such fact together with the determination of the Independent Directors as to whether such higher operating expenses were justified and if so justified, an explanation of the facts the Independent Director considered in arriving at that conclusion also shall be included. If the Independent Directors determine that such excess expenses are not justified, then the Advisor shall reimburse the Company the amount by which the aggregate expenses incurred by the Company exceed the limitations described above at the end of the Fiscal Year; provided, however, that the Company may instead permit such reimbursements to be effected by a reduction in the amount of the next payments of compensation under Section 9.

16. NAME.

Grubb & Ellis Company has a proprietary interest in the name “Grubb & Ellis.” Accordingly, and in recognition of this right, if, at any time the Company or the Partnership ceases to retain Grubb & Ellis Company or an Affiliate thereof to perform the services of Advisor, the Company or the Partnership, as the case may be, will, promptly after receipt of written request from Grubb & Ellis Company, cease to conduct business under or use the name “Grubb & Ellis” or any derivative thereof and the Company or the Partnership shall use its best efforts to change the name of the Company to a name that does not contain the name “Grubb & Ellis” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment entities (including entities for investment in real estate) and financial and service organizations having “Grubb & Ellis” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board of Directors.

17. OTHER ACTIVITIES OF THE ADVISOR.

Subject to the provisions specifically set forth herein, the Advisor and its Affiliates currently engage, and may engage in the future, in other businesses or activities including the rendering of services and investment advice with respect to real estate investment opportunities to other persons or entities and may manage other investments (including the investments of the Advisor and its Affiliates), including those in competition with the Company. The Advisor or its Affiliates may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. The Advisor or its Affiliates shall promptly disclose to the Board of Directors knowledge of such condition or circumstance.

Directors, officers, employees and agents of the Advisor or of Affiliates of the Advisor may serve as directors, officers, employees or agents of the Company.

18. TERM; TERMINATION OF AGREEMENT.

This Agreement will have an initial term of one year from its date, subject to successive one year renewals with the written mutual consent of the parties including approval of a majority of the Independent Directors.

Notwithstanding any other provision of this Agreement to the contrary, either the Company or the Advisor may terminate this Agreement, or any extension hereof, or the parties by mutual consent or a majority of the Independent Directors may do so, in each case upon 60 days written notice without cause or penalty. In the event of the termination of this Agreement, the Advisor will cooperate with the Company and take all reasonable steps requested to assist the Board of Directors in making an orderly transition of the advisory function.

If this Agreement is terminated pursuant to this Section, such termination shall be without any further liability or obligation of either parry to the other, except as provided in Section 21.

If this Agreement is terminated for any reason, all obligations of the Advisor and its Affiliates to offer property to the Company for purchase, as described in Section 2(a), also shall terminate.

19. ASSIGNMENTS.

The Company may terminate this Agreement immediately in the event of its assignment by the Advisor except an assignment to a successor organization which acquires substantially all of the property and carries on the affairs of the Advisor, provided that following such assignment the persons who controlled the operations of the Advisor immediately prior thereto shall control the operations of the successor organization, including the performance of its duties under this Agreement; however, if at any time subsequent to such assignment such persons shall cease to control the operations of the successor organization, the Company may thereupon immediately terminate this Agreement. This Agreement shall not be assignable by the Company without the consent of the Advisor, except in the case of assignment by the Company to a corporation, trust or other organization which is a successor to the Company. Any assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

20. DEFAULT, BANKRUPTCY, ETC.

At the sole option of the Company, this Agreement shall be terminated immediately upon written notice of termination from the Board of Directors to the Advisor if any of the following events occur:

(a) The Advisor violates any material provisions of this Agreement and, after receipt of written notice of violation, such violation is not cured within 30 days; or

(b) A court of competent jurisdiction enters a decree or order for relief in respect of the Advisor in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Advisor or for any substantial part of its property or orders the winding up or liquidation of the Advisor’s affairs; or

(c) The Advisor commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Advisor or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due.

The Advisor agrees that if any of the events specified in subsections (b) and (c) of this Section 20 occur, it will give written notice thereof to the Company within 7 days after the occurrence of such event.

21. ACTION UPON TERMINATION.

The Advisor shall not be entitled to compensation after the date of termination of this Agreement for further services hereunder, but shall be paid all compensation accruing to the date of termination. Subject to the provisions of Sections 13 and 14, the Advisor shall forthwith upon a termination:

(a) Pay over to the Company all monies collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) Deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all monies held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(c) Deliver to the Board of Directors all property and documents of the Company then in the custody of the Advisor; and

(d) Cooperate with the Company and take all reasonable steps requested by the Company to assist the Board of Directors in making an orderly transition of the advisory function.

22. AMENDMENTS.

This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or assigns.

23. SUCCESSORS AND ASSIGNS.

This Agreement shall bind any successors or permitted assigns of the parties hereto as herein provided.

24. GOVERNING LAW.

The provisions of this Agreement shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict of laws provisions.

25. LIABILITY AND INDEMNIFICATION.

(a) The Company shall, subject to the limitations imposed by Virginia statutory or decisional law, as amended or interpreted, indemnify and pay or reimburse reasonable expenses to the Advisor and its Affiliates, provided, that: (i) the Advisor or other party seeking indemnification has determined, in good faith, that the course of conduct which cased the loss or liability was in the best interest of the Company; (ii) the Advisor or other person seeking indemnification was acting on behalf of or performing services on the part of the Company; (iii) such liability or loss was not the result of negligence, misconduct or a knowing violation of the criminal law or any federal or state securities laws on the part of the indemnified party; and (iv) such indemnification or agreement to be, held harmless is recoverable only out of the net assets of the Company and not from the Stockholders.

(b) The Company shall not indemnify the Advisor or its Affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the Company were offered and sold as to indemnification for securities law violations.

(c) The Company may advance amounts to persons entitled to indemnification hereunder for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the indemnified party for or on behalf of the Company; (ii) the legal action is initiated by a third party and a court of competent jurisdiction specifically approves such advancement; and (iii) the indemnified party receiving such advances undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in instances in which such party would not be entitled to indemnification.

26. NOTICES.

Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given and shall be given by being delivered at the following addresses of the parties hereto:

The Company and/or the Board of Directors:

Grubb & Ellis Apartment REIT, Inc.
Suite 300
1551 N. Tustin Avenue
Santa Ana, CA 92705

The Advisor:

Grubb & Ellis Apartment REIT Advisor, LLC
Suite 300
1551 N. Tustin Avenue
Santa Ana, CA 92705

Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 24.

27. HEADINGS.

The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GRUBB & ELLIS APARTMENT REIT, INC.

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Chief Financial Officer

GRUBB & ELLIS APARTMENT REIT ADVISOR, LLC

By: /s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer and President